ESCROW AGREEMENT

THIS ESCROW AGREEMENT (as the same may be amended or modified from time to time and including any and all written instructions given to “Escrow Agent” (hereinafter defined) pursuant hereto, this “Escrow Agreement”) is made and entered into as of April 19, 2007, by and among Perficient, Inc., a Delaware corporation (“Party A”), Gary Rawding, as Representative of the holders (each a “Stockholder” and collectively, the “Stockholders”) of shares of common stock, par value $0.001 per share, of Perficient, Inc. (“Parent Common Stock”) set forth on Annex I hereto (“Party B”, and together with Party A, sometimes referred to collectively as the “Parties”), and JPMorgan Chase Bank, N.A. (the “Escrow Agent”).

WHEREAS, Party A and Party B are parties to that certain Agreement and Plan of Merger dated as of February 20, 2007 (the “Merger Agreement”) by and among Party A, PFT MergeCo III, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), e tech solutions, Inc., and Party B. Escrow Agent is not a party to, has not received and will not be responsible for the Merger Agreement.

WHEREAS, in connection with the closing of the transactions contemplated by the Merger Agreement (the “Closing”), the Stockholders have agreed to deposit into escrow with the Escrow Agent one or more certificates in the name of the Stockholders evidencing in the aggregate 92,439 shares of Parent Common Stock (the “Escrowed Shares”), to be held by the Escrow Agent pursuant to the terms and conditions set forth in this Agreement and the Merger Agreement pending the occurrence of certain events set forth herein and therein; and

WHEREAS, the purpose of the Escrowed Shares is to secure claims under Article X of the Merger Agreement (“Indemnification Claims”); and

WHEREAS, Escrow Agent is willing to serve in such capacity on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.  Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2.  Definitions. Unless otherwise defined herein, each capitalized term used in this Agreement shall have the meaning ascribed to such term in the Merger Agreement.

3.  Authority of Party A. Each of the Parties hereto agrees that Party A shall have authority to settle all Indemnification Claims in accordance with Article X of the Merger Agreement on behalf of the Surviving Entity, or any of the affiliates of Parent or Surviving Entity. Unless the context otherwise requires, any references to Party A contained herein shall be deemed to be references to Parent and Surviving Entity, and each of their respective affiliates.

4.  Authority of Party B. Prior to the distribution of the Escrowed Cash, if any, and the Escrowed Shares, if any, each of the Parties hereto agree that Party B shall have authority to settle all claims under this Agreement or the Merger Agreement on behalf of any Stockholder who is entitled to receive a part of the Escrowed Cash, if any, and the Escrowed Shares, if any, upon the release and distribution from this escrow.

5.  Deposit of Escrowed Shares; Escrowed Cash.

(a) Promptly following the date of this Escrow Agreement, Party A and Party B shall instruct Continental Stock Transfer & Trust Company (“Continental”) to deliver the Escrowed Shares and stock powers received by Continental in connection with the Escrowed Shares to the Escrow Agent. The Escrowed Shares shall constitute an escrow fund (the “Escrow Fund”) for the satisfaction of Indemnification Claims of the Parent Indemnified Persons under the Merger Agreement. The Escrow Fund shall be held as a escrow fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any person, including any Party hereto. The Escrow Agent agrees to accept delivery of the Escrowed Shares and stock powers and to hold the Escrowed Shares and stock powers in an escrow account, subject to the terms and conditions of this Escrow Agreement.

(b) Each record owner of the Escrowed Shares shall be entitled to exercise all voting rights with respect to such owner’s Escrowed Shares. Parent is obligated under the Merger Agreement to file with the Securities and Exchange Commission (the “SEC”) a registration statement registering the resale of all of the Merger Shares by the Stockholders, including the Escrowed Shares. Once such registration statement has been declared effective by the SEC, Party A shall notify Escrow Agent and Party B in writing and any Stockholder listed on Annex II to this Agreement, may from time to time make sales of Escrowed Shares under the registration statement and in accordance with the terms of any Stock Restriction Agreement or Stock Restriction and Non-Compete Agreement entered into between such Stockholder and Party A. Stockholder shall provide written notice of each such sale to Party A, Party B and Escrow Agent immediately upon execution of such sale, which shall include detailed instructions from such Stockholder’s broker for the settlement of the sale. Escrow Agent shall deliver Escrowed Shares owned by such Stockholder to Party A’s transfer agent in settlement of such sale, upon direction of such Stockholder but only in the event that such settlement terms provide for the net proceeds of such sale due to Stockholder be delivered to Escrow Agent to be held pursuant to the terms and conditions of this Escrow Agreement (“Escrowed Cash”). In the event the shares to be delivered on settlement do not constitute the full amount of shares represented by a stock certificate issued in such Stockholder’s name and held in the Escrow Fund, Escrow Agent shall direct Party A’s transfer agent, upon settlement of the sale, to deliver the remainder of the shares to Escrow Agent to be returned to the Escrow Fund. Any Escrowed Cash deposited in the Escrow Fund shall be available to satisfy Indemnification Claims of the Parent Indemnified Persons and shall be subject to the terms of this Escrow Agreement. Party A shall notify the Escrow Agent and Party B if the effectiveness of the registration statement has been suspended for any reason and Escrow Agent shall not release any Escrowed Shares in settlement of any sales effected pursuant to this Section 5(b) until it receives notice from Party A that the registration statement is again effective.

(c) The Escrow Agent shall hold the Escrowed Cash, if any, together with all interest, dividends (other than cash dividends on Parent Common Stock), distributions, income and other proceeds (“Interest”) on the Escrowed Cash, which Interest shall be deemed part of Escrowed Cash for purposes of this Agreement, and subject to the terms and conditions hereof, invest and reinvest the Escrowed Cash thereon as directed in Section 6. The Escrowed Cash, if any, shall constitute part of the Escrow Fund.

(d) Party A and Party B (on behalf of Stockholders) agree between themselves, for the benefit of Party A and the Escrow Agent, that any securities or other property distributable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrowed Shares shall not be distributed to the record owners of such Escrowed Shares, but rather shall be distributed to and held by the Escrow Agent in the Escrow Fund. Ordinary cash dividends will be paid by Party A directly to the Stockholders or other record owners of such Escrowed Shares and not to the Escrow Agent. Unless and until the Escrow Agent shall actually receive such additional securities or other property, it may assume without inquiry that the Escrowed Shares currently being held by it in the Escrow Fund are all that the Escrow Agent is required to hold. At the time any Escrowed Shares are required to be released from the Escrow Fund to any Person pursuant to this Agreement, any securities or other property previously received by the Escrow Agent in respect of or in exchange for such Escrowed Shares shall be released from the Escrow Fund to such Person.

6.  Investment of Escrow Fund. During the term of this Escrow Agreement, the Escrow Fund shall be invested in a trust account with JPMorgan Chase Bank, N.A. (“JPMorgan Cash Escrow Account”), unless otherwise instructed in writing by Party B and as shall be acceptable to the Escrow Agent. Such written instructions, if any, referred to in the foregoing sentence shall specify the type and identity of the investments to be purchased and/or sold and will be executed through JPMorgan Asset Management (“JPMAM”), in the investment management division of JPMorgan Chase. Subject to principles of best execution, transactions are effected on behalf of the Escrow Fund through broker-dealers selected by JPMAM. In this regard, JPMAM seeks to attain the best overall result for the Escrow Fund, taking into consideration quality of service and reliability. An agency fee will be assessed in connection with each transaction. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Escrow Agreement. Except where such loss is the result of Escrow Agent’s own gross negligence or willful misconduct, the Escrow Agent shall have no liability for any loss sustained as a result of any investment in an investment made pursuant to the terms of this contract or as a result of any liquidation of any investment prior to its maturity or for the failure of the parties to give the Escrow Agent instructions to invest or reinvest the Escrow Fund. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder. Receipt, investment and reinvestment of the Escrow Deposit shall be confirmed by Escrow Agent as soon as practicable by account statement, and any discrepancies in any such account statement shall be noted by Parties to Escrow Agent within 30 calendar days after receipt thereof. Failure to inform Escrow Agent in writing of any discrepancies in any such account statement within said 30-day period shall conclusively be deemed confirmation of such account statement in its entirety.

7.  Release Date. For purposes of this Agreement, the “Release Date” shall be February 20, 2008.

8.  Administration of Escrow Fund. The Escrow Agent shall maintain the Escrowed Cash and Escrowed Shares in an account and shall create subaccounts for each Stockholder with Escrowed Cash. Except as otherwise provided herein, the Escrow Agent shall administer the Escrow Fund as follows:

(a) If, as of the Release Date, the Escrow Agent has not received written notice of any Indemnification Claims, then the Escrowed Cash shall promptly (and in any event no later than five business days thereafter) be released to the Stockholders who substituted Escrowed Cash for Escrowed Shares in accordance with each Stockholder’s account maintained by the Escrow Agent and the Escrowed Shares shall promptly (and in any event no later than ten Business Days thereafter) be released to the Stockholders in whose names they have been issued as detailed in a written notice from Party B detailing the delivery instructions.

(b) Subject to the terms and conditions set forth in Section 10.04 of the Merger Agreement, if, at any time prior to 5:00 p.m. Central Time on February 20th, 2008, Party A desires to make a claim against the Escrow Fund with respect to any Indemnification Claim, then Party A shall, on or prior 5:00 p.m. Central Time on February 20th, 2008, deliver a written claim notice (a “Claim Notice”) to Party B and to the Escrow Agent. Such Claim Notice shall (i) state that Party A believes in good faith that it is entitled to all or any portion of the Escrow Fund and certify that all requirements set forth in Article X of the Merger Agreement with respect to such indemnification have been satisfied; (ii) contain a reasonably detailed description of the circumstances supporting such belief; and (iii) indicate the good faith claimed amount of Damages necessary to satisfy such Indemnification Claim (the “Claimed Amount”) and what portion of the Escrow Funds are expected in good faith to be necessary to satisfy such Indemnification Claim. The number of Escrowed Shares, if any, to be released shall be determined in accordance with Section 8(d) below.

(c) Prior to 5:00 p.m. Central Time on the (30th) thirtieth day after receipt by Escrow Agent of a Claim Notice, Party B may deliver to Party A and to the Escrow Agent a written response (the “Response Notice”) in which Party B may: (i) agree that the full Claimed Amount may be released from the Escrow Fund to Party A; (ii) agree that part, but not all, of the Claimed Amount (the “Agreed Amount”) may be released from the Escrow Fund to Party A; or (iii) indicate that no part of the Claimed Amount may be released from the Escrow Fund to Party A. Any part of the Claimed Amount that is not to be released to Party A shall be the “Contested Amount.”

(A) If Party B does not deliver a Response Notice within such 30-day period, then Party B shall be deemed to have indicated that the entire Claimed Amount may be released from Escrow Fund to Party A.

(B) If Party B delivers a Response Notice agreeing that the full Claimed Amount may be released from the Escrow Fund to Party A, the Escrow Agent shall promptly following the receipt of the Response Notice, deliver to Party A Escrowed Cash, if any, and such number of Escrowed Shares, if any, equal in the aggregate to the Claimed Amount.

(C) If Party B delivers a Response Notice agreeing that part, but not all, of the Claimed Amount may be released from the Escrow Fund to Party A, the Escrow Agent shall promptly following the receipt of the Response Notice deliver to Party A Escrowed Cash, if any, and such number of Escrowed Shares, if any, equal in the aggregate to the Agreed Amount.

(D) If Party B delivers a Response Notice indicating that there is a Contested Amount, Party B and Party A shall attempt in good faith to resolve the dispute related to the Contested Amount. If Party A and Party B shall resolve such dispute, such resolution shall be binding on Party B and Party A and any other Parent Indemnified Person and Stockholder Indemnitee, as applicable, and a settlement agreement shall be signed by Party A and Party B and sent to the Escrow Agent, who shall, upon receipt thereof, if applicable, release Escrowed Cash, if any, and Escrowed Shares, if any, from the Escrow Fund in accordance with the specific instructions provided in such agreement.

(E) If Party B and Party A are unable to resolve the dispute relating to any Contested Amount within 45 days after the delivery of the Claim Notice, the settlement of such Contested Amount shall take place by a binding arbitration proceeding which shall take place in Austin, Texas, unless an alternative location is otherwise mutually agreed to by Party A and Party B, and be conducted by an arbitrator who has not been affiliated with or engaged by either party for a period of five years preceding the commencement of the arbitration proceeding, and the Escrow Agent shall continue to hold the Contested Amount until Escrow Agent receives either: (i) a written notice signed by Party A and Party B, providing specific written instructions regarding the delivery of the Contested Amount, if any, to be released from the Escrow Fund; or (ii) a final arbitration decision, in accordance with the following procedures, providing specific written instructions regarding the delivery of any or all of such Contested Amount. The Contested Amount shall be settled in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator's decision shall relate solely to whether Party A is entitled to receive the Contested Amount (or a portion thereof) from the Escrow Fund pursuant to the applicable terms of the Merger Agreement and this Escrow Agreement. The final decision of the arbitrator shall be furnished to Party A, Party B and the Escrow Agent in writing and shall constitute the conclusive determination of the issue in question, be binding upon Party A, the Surviving Corporation, the Stockholders and the Escrow Agent. The prevailing party in any arbitration (which determination shall be made by the arbitrator) shall be entitled to an award of attorneys’ fees and costs to be paid by the losing party (which determination shall be made by the arbitrator), and the losing party shall also be liable for all costs of arbitration, including, but not limited to, the compensation to be paid to the arbitrator in any proceeding and the transcript and other expenses of such proceeding.

(d) Any amounts distributed to Party A from the Escrow Fund shall be satisfied pro rata from each Stockholder’s Escrowed Cash and Escrowed Shares in accordance with each Stockholder’s Percentage Interest set forth on Annex I to this Escrow Agreement as follows: (i) first, from each Stockholder’s Escrowed Cash, if any, and (ii) second, from each Stockholder’s Escrowed Shares (to the extent a Stockholder’s Escrowed Cash is insufficient to satisfy such Indemnification Claims). In the event any individual Stockholder’s Escrowed Cash and Escrowed Shares are exhausted prior to the Escrowed Cash and Escrowed Shares of any other Stockholder, the amounts remaining to be distributed to Party A from the Escrow Fund shall continue to be satisfied in accordance with each remaining Stockholder’s Percentage Interest set forth on Annex I to this Agreement and any Stockholder whose Escrowed Cash and Escrowed Shares are exhausted prior to the Escrowed Cash and Escrowed Shares of any other Stockholder shall be personally liable to Party A for such Stockholder’s Percentage Interest of the amounts remaining due to Party A or becoming due to Party A in accordance with this Escrow Agreement or the Merger Agreement and the Escrow Agent shall have no liability or responsibility with respect to same.

(e) The number of Escrowed Shares, if any, to be released in payment and settlement of any Claimed Amount, Agreed Amount or all or any portion of the Contested Amount which may be awarded to Parent pursuant to Section 8(c)(E) above shall be determined by dividing such Claimed Amount, Agreed Amount or award, as applicable, by the average closing sales price of one share of Parent Common Stock as reported on the Nasdaq Global Select Market for the 30 consecutive trading days ending on the date that is one (1) trading day immediately preceding the release of such shares (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events). The Escrow Agent will not be responsible for determing the share price.

9.  Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement. The Escrow Agent shall not take any action required of it pursuant to this Escrow Agreement until the Escrow Agent has received joint written instructions by Party A and Party B and may rely upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Fund. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent's gross negligence or willful misconduct was the primary cause of any loss to either of the Parties. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent's gross negligence or willful misconduct was the primary cause of any loss to either of the Parties. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction. The Escrow Agent may interplead all of the assets held hereunder into a court of competent jurisdiction or may seek a declaratory judgment with respect to certain circumstances, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets or any action or nonaction based on such declaratory judgment. The parties hereto other than the Escrow Agent agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. Escrow Agent may rely on the validity, accuracy and content of the statements contained any written notice, document, instruction, or request furnished to it hereunder by Party A and Party B without further investigation, inquiry or examination. For the avoidance of doubt, the Escrow Agent shall have no liability with respect to any provisions of this Escrow Agreement which set forth obligations or limitations of liability that the other parties to this Esrcrow Agreement have to each other. The Escrow Agent shall have no obligation to investigate, inquire, examine or assist in any manner whatsoever, the parties' compliance with the terms of this Escrow Agreement that incorporate by reference provisions of the Merger Agreement that apply to the other parties' obligations or limitations of liability to each other that do not relate to obligations of the Escrow Agent under this Escrow Agreement.

10.  Succession. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving 10 days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect. The Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Escrow Agreement. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all the escrow business of the Escrow Agent’s corporate trust line of business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act. Escrow Agent’s sole responsibility after such 10-day notice period expires shall be to hold the Escrow Deposit (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate. If the Parties have failed to appoint a successor escrow agent prior to the expiration of 10 days following receipt of the notice of resignation, the Escrow may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

11.  Removal of Escrow Agent. The Escrow Agent may be removed at any time by mutual agreement of Party A and Party B by giving not less than 30 days’ prior written notice to the Escrow Agent. Prior to the expiration of such 30-day period, Party A and Party B shall designate, by mutual consent, a successor escrow agent. If no successor escrow agent is appointed within such 30-day period, the Escrow Agent may deposit the amounts remaining in the Escrow Fund with a court of competent jurisdiction located in Austin, Texas, whereupon the Escrow Agent shall be discharged of all duties and obligations hereunder.

12.  Compensation and Reimbursement. Party A agrees to (a) pay the Escrow Agent upon execution of this Escrow Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing shall be as described in Annex IV attached hereto, and (b) pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances, including reasonable attorney's fees and expenses, incurred or made by it in connection with the preparation, execution, performance, delivery, modification and termination of this Escrow Agreement; provided, however, that any fees or expenses incurred hereunder as a result of creating any subaccount shall be paid by the Stockholder for whom such subaccount is created..

13.  Indemnity. The Parties shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its directors, officers, agents and employees (the “indemnitees”) from and against any and all loss, liability or expense (including the fees and expenses of in house or outside counsel and experts and their staffs and all expense of document location, duplication and shipment) arising out of or in connection with (a) the Escrow Agent's execution and performance of this Escrow Agreement, except in the case of any indemnitee to the extent that such loss, liability or expense is finally adjudicated to have been primarily caused by the gross negligence or willful misconduct of such indemnitee, or (b) its following any instructions or other directions from Party A or Party B, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The Parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement. The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in the Escrow Fund for the payment of any claim for indemnification, compensation, expenses and amounts due hereunder.

14.  Account Opening Information/TINs.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

For accounts opened in the US:
To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, the Escrow Agent will ask for information that will allow us to identify relevant parties.

For non-US accounts:
To help in the fight against the funding of terrorism and money laundering activities we are required along with all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When you open an account, the Escrow Agent will ask for information that will allow us to identify you.

TINs. Tax Matters. The Parties each represent that its correct Taxpayer Identification Number (“TIN”) assigned by the Internal Revenue Service (“IRS”) or any other taxing authority is set forth on the signature page hereof. In addition, all interest or other income earned under the Escrow Agreement shall be allocated and/or paid as directed in a joint written direction of the Parties and reported by the recipient to the Internal Revenue Service or any other taxing authority. Notwithstanding such written directions, Escrow Agent shall report and, as required, withhold any taxes as it determines may be required by any law or regulation in effect at the time of the distribution. In the absence of timely direction, all proceeds of the Escrow Fund shall be retained in the Escrow Fund and reinvested from time to time by the Escrow Agent as provided in Section 6. In the event that any earnings remain undistributed at the end of any calendar year, Escrow Agent shall report to the Internal Revenue Service or such other authority such earnings as it deems appropriate or as required by any applicable law or regulation or, to the extent consistent therewith, as directed in writing by the Parties. In the absence of such written directions, undistributed earnings will be attributed to and reported on as belonging to Party A. In addition, Escrow Agent shall withhold any taxes it deems appropriate and shall remit such taxes to the appropriate authorities. Any tax returns or reports required to be prepared and filed on behalf of or by the Escrow Fund will be prepared and filed by Party A or Party B, as applicable, and the Escrow Agent shall have no responsibility for the preparation and/or filing or any tax return with respect to any income earned by the Escrow Fund. In addition, any tax or other payments required to be made pursuant to such tax return or filing will be paid by Party A or Party B, as appropriate. Escrow Agent shall have no responsibility for such payment unless directed to do so by the appropriate authorized party.

15.  Notices. All communications hereunder shall be in writing and shall be deemed to be duly given and received:

(a)	upon delivery if delivered personally or upon confirmed transmittal if by facsimile;
(b)	on the next Business Day (as hereinafter defined) if sent by overnight courier; or
(c)
four Business Days after mailing if mailed by prepaid registered mail, return receipt requested, to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

If to Party A	Perficient, Inc.
1120 South Capital of Texas Highway
Building 3, Suite 200
Austin, Texas 78746
Attention: John T. McDonald, Chief Executive Officer
Phone: 512.531.6000
Facsimile: 512.531.6011

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP
The Terrace 7
2801 Via Fortuna, Suite 100
Austin, Texas 78746
Attention: J. Nixon Fox III, Esq.
Phone: 512.542.8427
Facsimile: 512.236.3216

If to Party B:	Gary Rawding
1019 Messner Road
Chester Springs, PA 19425
Phone: 610.827.3028
Facsimile: 610.827.3038

If to the Escrow Agent:	JPMorgan Chase Bank, N.A.
712 Main Street, 5th Floor South, TX2 S037
Houston, Texas 77002
Attention: Luis Bustamante, Escrow Services
Fax No.: (713) 216-6927

Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to (b) and (c) of this Section 15, such communications shall be deemed to have been given on the date received by the Escrow Agent. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

16.  Security Procedures. In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement, as indicated in Section 10 above), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Annex III hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Annex III, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of your executive officers, (“Executive Officers”), which shall include the titles of President or Chief Financial Officer as the Escrow Agent may select. Such Executive Officer shall deliver to the Escrow Agent a fully executed Incumbency Certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Party A or Party B to identify (a) the beneficiary, (b) the beneficiary's bank, or (c) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank designated. The parties to this Escrow Agreement acknowledge that these security procedures are commercially reasonable.

17.  Miscellaneous. The provisions of this Escrow Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto. Neither this Escrow Agreement nor any right or interest hereunder may be assigned in whole or in part by any party, except as provided in Sections 10 and 11, without the prior consent of the other parties. This Escrow Agreement shall be binding upon each of the parties hereto and each of their respective successors and assigns, if any. Nothing in this Escrow Agreement is intended to confer, or shall be deemed to confer, any rights or remedies upon any person or entity other than the parties hereto and their successors and assigns. This Escrow Agreement shall inure to the benefit of: Party A, the Stockholders, Escrow Agent and their respective successors and assigns, if any, of the foregoing. This Escrow Agreement shall be governed by and construed under the laws of the State of Texas. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Texas. The parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Escrow Agreement. No party to this Escrow Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Escrow Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof. Nothing in this Escrow Agreement shall derogate from, or modify in any respect any of the terms and provisions of the Merger Agreement, including Article X thereof, with respect to indemnification. In the event any provision of this Escrow Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision of this Escrow Agreement and each and every other provision of this Escrow Agreement shall continue in full force and effect. The waiver by any party hereto of a breach of any provision of this Escrow Agreement shall not operate or be construed as a waiver of any other or subsequent breach by any party. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Escrow Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

18.  Termination. This Escrow Agreement shall terminate upon the earliest occurrence of any of the following events: (a) the written agreement of Party A and Party B; or (b) upon the delivery by Escrow Agent of all of the Escrow Fund in accordance with the terms of this Agreement; provided, however, that Sections 8(c) and 12 shall survive any termination of this Agreement.

19.  Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Escrow Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

Tax Certification: Taxpayer Identification Number (TIN): 74-2853258  Date: April 12, 2007

Name & Address:    Perficient, Inc.
                               1120 South Capital of Texas Highway, Building 3, Suite 220
                               Austin, Texas 78746

Customer is a (check one):

X Corporation	Partnership
Individual/sole proprietor	Trust	Other

Taxpayer is (check if applicable):

X Exempt from backup withholding

Under the penalties of perjury, the undersigned certifies that:

(1)	the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it);

(2)
it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding; and

(3)	the entity is a U.S. person (including a U.S. resident alien).

(If the entity is subject to backup withholding, cross out the words after the (2) above.)

Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.

Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

PARTY A

Perficient, Inc.

By: /s/ Paul E. Martin
Printed Name: Paul E. Martin
Title: Chief Financial Officer

Tax Certification: Taxpayer Identification Number (TIN): ______________________  Date: ________________________

Name & Address:  ________________________________
                             ________________________________
                             ________________________________

Customer is a (check one):

__Corporation	Partnership
Individual/sole proprietor	Trust	Other

Taxpayer is (check if applicable):

___ Exempt from backup withholding

Under the penalties of perjury, the undersigned certifies that:

(4)	the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it);

(5)
it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding; and

(6)	the entity is a U.S. person (including a U.S. resident alien).

(If the entity is subject to backup withholding, cross out the words after the (2) above.)

Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.

Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

PARTY B

Signature: /s/ Gary Rawding

Printed Name: Gary Rawding

JPMORGAN CHASE BANK, N.A.

as Escrow Agent

By:__________________________________

Annex I

Parent Common Stock

Stockholder	Escrowed Shares	Escrowed Cash	Percentage Interest
Paul Elisii	49,391		53.43
Penn’s Light	13,111		14.18
Mark Anthony	8941		9.67
Scott Good	6211		6.72
Robin Hood Ventures	5495		5.95
Sebastian Napoli	5176		5.60
Bob Nolan	1366		1.48
Mark Gehman	1035		1.12
Dawn Bedard	556		0.60
Jack Ternowchek	352		0.38
Patrick Olivares	352		0.38
Dave Kolonauski	287		0.31
Jack Yorgey	98		0.11
Jim Rowan	68		0.07

Annex II

List of Stockholders

Penn’s Light
Robin Hood Ventures
Mark Anthony
Scott Good
Jim Rowan

Annex III

Telephone Number(s) for Call-Backs and
Person(s) Designated to Confirm Funds Transfer Instructions

If to Party A:

Name	Telephone Number

1. Paul E. Martin	314.785.1470

2. Dick Kalbfleish	314.995.8885

If to Party B:

Name	Telephone Number

1. Gary Rawding	610.827.3028

Inasmuch as you are the only individual who can confirm wire transfers, we will call you to confirm any federal funds wire transfer payment order purportedly issued by you. Your continued issuance of payment orders to us and confirmation in accordance with this procedure will constitute your agreement (1) to the callback security procedure outlined herein and (2) that the security procedure outlined herein constitutes a commercially reasonable method of verifying the authenticity of payment orders. Moreover, you agree to accept any risk associated with a deviation from this bank policy.

Telephone call-backs shall be made to each Party A and Party B if joint instructions are required pursuant to this Escrow Agreement.

Annex IV

Escrow Agent’s Compensation:

Attached